Exhibit 10.9

REVISED MEMBERSHIP INTEREST

PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (Agreement) made and entered into on the date of the signatures of the Parties below, to be effective on the 1st day of March, 2022, between Vance Barron Harrison (“Seller”) and Motos America Inc., a Nevada corporation (“Purchaser”).

BACKGROUND:

A.	Seller is the owner of record of 100% of the membership interests of any kind, class, or privilege (“Membership Interests”) of the following limited liability companies:

CASCADE MOTO EUGENE, LLC, an Oregon Domestic Limited Liability Company

Registration Number 183686899

2891 W 11TH AVE

EUGENE, OR 97402

And,

CASCADE MOTO PORTLAND, LLC an Oregon Domestic Limited Liability Company

Registration Number 183591396

12010 SW GARDEN PLACE

TIGARD, OR 97223

B.	The Seller operates operate three motorcycle franchise dealerships; a BMW Motorcycle Dealership in Tigard, Oregon, a second BMW Motorcycle Dealership in Eugene Oregon, and a Triumph Dealership in Beaverton, Oregon. Through CASCADE MOTO EUGENE, LLC, and CASCADE MOTO PORTLAND, LLC. (“the Dealerships”).

C.	Seller desires to sell the Membership Interests to Purchaser and Purchaser desires to purchase the Membership Interests from Seller.

IN CONSIDERATION OF and as a condition of the parties entering this Agreement and other valuable consideration, the receipt and sufficiency of which consideration is acknowledged, the parties to this Agreement agree as follows:

1.	Purchase and Sale

Seller agrees to sell, and Purchaser agrees to buy all of the rights, title, interest, and property of Seller in the Membership Interests for the purchase price of Four Million, Nine Hundred and Twenty Three Thousand Six Hundred and Thirty Five Dollars and Eighty Three Cents ($4,923,635.83) (the “Purchase Price”).

2.	Conveyance of Businesses

Upon Closing of the Membership, the interest, assets and operations of the three Dealerships, including the FF&E, Inventory, Tools, Personal Property, Intellectual Property and the like, located at the Dealerships or used by these 3 Dealerships, shall inure to the benefit and control of the Purchaser. Current and accurate financial statements are attached to this Agreement as Exhibit A and are made part hereof.

3.	Assignment of Leases and Contracts

Inasmuch as the Dealerships operate from leased facilities, the Seller agrees to assign all rights and privileges under these leases to the benefit of the Purchaser, and further, to execute any other documents as may be needful or desirable to perfect the interest of the Seller in these leased facilities.

1

4.	Representations and Warranties of Seller

Seller warrants and represents to Purchaser as follows:

a.	The Financial Statements provided to the Seller, and appended hereto as Exhibit A, fairly and accurately represent the business operations of the Dealerships.
b.	Except as provided in the founding documents of the Company or as indicated on the face of the certificates for the Membership Interests, Purchaser is not prevented or restricted in any way from re-selling the Membership Interests in the future.
c.	Seller is the owner in clear title of the Membership Interests and the Membership Interests are free of any lien, encumbrance, security interests, charges, mortgages, pledges, or adverse claim or other restriction that would prevent the transfer of clear title to Purchaser.
d.	In-as-much as Oregon Law (ORS Chapter 63.245(2)(a) requires the consent of the members of an LLC for the transfer of membership interest, Seller hereby represents and warrants to Seller that such consent has been obtained prior to closing of this transaction.
e.	Seller is not bound by any agreement that would prevent any transactions connected with this Agreement, including the transfer of the Dealership franchise agreements with BMW North America or Triumph North America.
f.	There is no legal action or suit pending against any party, to the knowledge of Seller that would materially affect this Agreement.

5.	Representations and Warranties of Purchaser

The Purchaser warrants and represents to Seller as follows:

a.	Purchaser acknowledges the inherent possibility of conflict of interest between the Seller and the Purchaser, in-as-much as the Seller is the majority owner as well as an Officer and Director of the Purchaser.
b.	Purchaser has performed its own due diligence with regard to the businesses and the Membership interests and hereby forever waives the claim of conflict of interest or coercions against the Seller.
c.	Purchaser is not bound by any agreement that would prevent any transactions connected with this Agreement.
d.	There is no legal action or suit pending against any party, to the knowledge of Purchaser that would materially affect this Agreement.

6.	Closing and Effective Date
a.	Closing of this Agreement shall take place on or before the 28th day of March 2022, however the effective date of this Agreement shall be the 1st day of March, 2022. The Purchaser shall be responsible for the operations, profits and/or losses of the dealerships from that day forward.
b.	At closing, the Purchaser shall make credits, assume debt, and make other payments as follows:

Portland Assumed Debt	Secured Flooring Lines	$1,766,497.00
Portland Assumed Debt	Unsecured Working Capital Loan	276,847.00
Eugene Assumed Debt	Secured Flooring Lines	884,328.00
Eugene Assumed Debt	Unsecured Working Capital Loan	92,282.00
Deposits Paid	Previously paid	1,403,681.83
Paid to Harrison at Closing		500,000.00
		$4,923,635.83

2

7.	Expenses

All parties agree to pay all their own costs and expenses in connection with this Agreement.

8.	Governing Law

Subject to the Arbitration provisions of this Agreement, both the Purchaser and the Seller hereby agree to submit to the jurisdiction of the courts of the State of Utah for the enforcement of this Agreement or any arbitration award or decision arising from this Agreement. This Agreement will be enforced or construed according to the laws of the State of Utah.

9.	Finder's Fees
a.	No party to this Agreement will pay any type of finder's fee to any other party to this Agreement or to any other individual in connection to this Agreement.
b.	All parties to this Agreement warrant and represent that no investment banker or broker or other intermediary has facilitated the transaction contemplated by this Agreement and is entitled to a fee or commission in connection with said transaction. All parties to this Agreement indemnify and hold harmless all other parties to this Agreement in connection with any claims for brokerage fees or other commissions that may be made by any party pertaining to this Agreement.

10.	Dividends or Distributions
a.	Any dividends or earnings attributable to the Membership Interests and payable before or after the Closing of this Agreement will belong to the Seller, and any dividends earned by the Membership Interests and payable after the Closing of this Agreement will belong to the Purchaser.
b.	Any rights to vote attached to the Membership Interests will belong to the Seller before the Closing and will belong to the Purchaser after the Closing.

11.	Severability

If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

12.	Construction

The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Seller of the Purchaser.

13.	Rights Cumulative

The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

14.	Non-Waiver of Rights.

The failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged.

3

15.	Notices

Any and all notices or other communication provided for herein, shall be given by registered or certified mail, return receipt requested, to the parties at the addresses given below:

Purchaser:	Motos America Inc.

510 So. 200 West

Suite 110

Salt Lake City, UT 84101

Seller:	Vance Harrison

2346 East 3395

South Salt Lake City, UT 84109

vance@motosamerica.com

801-541-1977

16.	Arbitration

Any controversy, claim or dispute arising out of or relating to this Agreement, between the parties hereto, their assignees, their affiliates, their attorneys, or agents, shall be settled by arbitration in Salt Lake City, Utah. Such arbitration shall be conducted in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association, but the arbitration shall be in front of an arbitrator, with the following exceptions if in conflict: (a) one arbitrator shall be chosen by mutual consent of the Purchaser and the Seller; (b) each party to the arbitration will pay its pro rata share of the expenses and fees of the arbitrator(s), together with other expenses of the arbitration incurred or approved by the arbitrator(s); and (c) arbitration may proceed in the absence of any party if written notice of the proceedings has been given to such party. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of execution for its collection. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided however, that nothing in this subsection shall be construed as precluding the Company from bringing an action for injunctive relief or other equitable relief or relief under the Confidential Information and Invention Assignment Agreement. The arbitrator shall not have the right to award punitive damages, consequential damages, lost profits or speculative damages to either party. The parties shall keep confidential the existence of the claim, controversy or disputes from third parties (other than the arbitrator), and the determination thereof, unless otherwise required by law or necessary for the business of the Company. The arbitrator(s) shall be required to follow applicable law.

IF FOR ANY REASON THIS ARBITRATION CLAUSE BECOMES NOT APPLICABLE, THEN EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.

4

17.	Miscellaneous
a.	Time is of the essence in this Agreement.
b.	This Agreement may be executed in counterparts. Facsimile signatures are binding and are considered to be original signatures.
c.	All warranties and representations of the Seller and the Purchaser connected with this Agreement will survive the Closing.
d.	This Agreement will not be assigned either in whole or in part by any party to this Agreement without the written consent of the other party.
e.	Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine gender include the feminine gender and vice versa. Words in the neuter gender include the masculine gender and the feminine gender and vice versa.
f.	All warranties and representations of Seller and Purchaser connected with this Agreement will survive the Closing.
g.	If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.
h.	This Agreement contains the entire agreement between the parties. All negotiations and understandings have been included in this Agreement. Statements or representations which may have been made by any party to this Agreement in the negotiation stages of this Agreement may in some way be inconsistent with this final written Agreement. All such statements are declared to be of no value in this Agreement. Only the written terms of this Agreement will bind the parties.
i.	This Agreement and the terms and conditions contained in this Agreement apply to and are binding upon Seller and Purchaser and their respective successors, assigns, executors, administrators, beneficiaries, and representatives.
j.	All the rights, remedies and benefits provided by this Agreement will be cumulative and will not be exclusive of any other such rights, remedies and benefits allowed by law.

In witness hereof, each party to this Agreement has caused it to be executed at Salt Lake City on the date indicated below.

Purchaser:

Motos America Inc.

By Resolution of the Board of Directors

/s/ Terina Liddiard	DATE: March 15, 2022
Affirmed by Terina Liddiard, Secretary

Seller

/s/ Vance B. Harrison	DATE: March 15, 2022
Vance B. Harrison

5